PRESS RELEASE
COMCAST REPORTS 3rd QUARTER 2022 RESULTS
PHILADELPHIA - October 27, 2022… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended September 30, 2022.
“I’m proud of the company and our strong financial results this quarter. We delivered solid growth in adjusted EBITDA and adjusted EPS, generated significant free cash flow, invested in our businesses’ future and returned a record amount of capital to our shareholders. This performance is a testament to our consistent strategic focus on innovation and our team’s ability to execute at the highest level in any environment. In Cable, we grew adjusted EBITDA by more than 5% and achieved our highest adjusted EBITDA margin on record despite a challenging competitive environment. At NBCUniversal, robust demand from guests at our Theme Parks and from viewers of our iconic content fueled nearly 25% growth in adjusted EBITDA. And, at Sky, our team continues to prudently manage through a difficult and rapidly changing macroeconomic and geopolitical period in the U.K. and Europe. Together, our company is a leader in very large and profitable markets. Despite the challenges that may lie ahead, we are in an enviable strategic and financial position, and our future remains bright," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	3rd Quarter			Year to Date
Consolidated Results	2022	2021	Change	2022	2021	Change

Revenue	$29,849	$30,298	(1.5%)	$90,874	$86,049	5.6%
Net Income (loss) Attributable to Comcast	($4,598)	$4,035	NM	$2,347	$11,102	(78.9%)
Adjusted Net Income[1]	$4,220	$4,038	4.5%	$12,626	$11,511	9.7%
Adjusted EBITDA[2]	$9,482	$8,957	5.9%	$28,459	$26,297	8.2%
Earnings (loss) per Share[3]	($1.05)	$0.86	NM	$0.52	$2.38	(78.2%)
Adjusted Earnings per Share[1]	$0.96	$0.87	10.3%	$2.82	$2.47	14.2%
Net Cash Provided by Operating Activities	$6,947	$6,100	13.9%	$20,530	$21,457	(4.3%)
Free Cash Flow[4]	$3,387	$3,234	4.7%	$11,316	$13,305	(14.9%)
NM=comparison not meaningful.
For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
3rd Quarter 2022 Highlights:
•Consolidated Adjusted EBITDA Increased 5.9% to $9.5 Billion; Generated Free Cash Flow of $3.4 Billion
•Returned $4.7 Billion to Shareholders Through a Combination of $1.2 Billion in Dividend Payments and $3.5 Billion in Share Repurchases
•Cable Communications Adjusted EBITDA Increased 5.4% and Adjusted EBITDA per Customer Relationship Increased 4.0%; Adjusted EBITDA Margin Increased 120 Basis Points to 45.1%, Its Highest on Record
•Cable Communications Total Customer Relationships of 34.4 Million and Total Broadband Customers of 32.2 Million Were Consistent with the Prior Quarter and Increased 0.9% and 1.5%, Respectively, Compared to the Prior Year Period
•Cable Communications Wireless Customer Line Net Additions Were 333,000, the Best Quarterly Result on Record
•Cable Communications Started Rolling Out Multi-Gig Broadband Speeds in Markets Across the U.S. and Announced the Launch of Even Faster, Multi-Gig Symmetrical Speeds Beginning in 2023
•NBCUniversal Adjusted EBITDA Increased 24.6% to $1.7 Billion, Including Peacock Losses
•Peacock Paid Subscribers in the U.S. Surpassed 15 Million; Increased Nearly 70% Year to Date
•Studios Adjusted EBITDA Increased $358 Million to $537 Million, Driven by the Successful Theatrical Performance of Jurassic World: Dominion and Minions: The Rise of Gru
•Theme Parks Adjusted EBITDA Increased 88.6% to $819 Million, Its Highest Adjusted EBITDA on Record, Reflecting Growth at Each Park Compared to the Prior Year Period
•Sky Revenue Decreased 14.7% to $4.3 Billion; On a Constant Currency Basis, Revenue Was Consistent with the Prior Year Period. Adjusted EBITDA in the Third Quarter Reflected the Timing of Sporting Events and the Corresponding Programming Amortization

•SkyShowtime, the Previously Announced Joint Venture with Paramount Global, Launched in September, Bringing its Premium Offering of Exclusive and Iconic Entertainment to Millions of Homes in Europe Outside of Sky's Territories

Consolidated Financial Results
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Revenue for the third quarter of 2022 decreased 1.5% to $29.8 billion. Net Income (loss) Attributable to Comcast was $(4.6) billion, compared to $4.0 billion in the prior year period. Adjusted Net Income increased 4.5% to $4.2 billion. Adjusted EBITDA increased 5.9% to $9.5 billion.

In the third quarter of 2022 we recorded noncash impairment charges related to goodwill and intangible assets in our Sky segment totaling $8.6 billion. The impairments primarily reflected an increased discount rate and reduced estimated future cash flows as a result of macroeconomic conditions in Sky's territories, are recorded in "Goodwill and long-lived asset impairments" in the Condensed Consolidated Statement of Income and are excluded from Adjusted Net Income and Adjusted Earnings per Share.

For the nine months ended September 30, 2022, revenue increased 5.6% to $90.9 billion. Net income attributable to Comcast decreased 78.9% to $2.3 billion. Adjusted Net Income increased 9.7% to $12.6 billion. Adjusted EBITDA increased 8.2% to $28.5 billion.

Earnings (loss) per Share (EPS) for the third quarter of 2022 was ($1.05), compared to $0.86 in the prior year period. Adjusted EPS increased 10.3% to $0.96.

For the nine months ended September 30, 2022, EPS decreased 78.2% to $0.52. Adjusted EPS increased 14.2% to $2.82.

Capital Expenditures increased 30.3% to $2.8 billion in the third quarter of 2022. Cable Communications’ capital expenditures increased 20.8% to $2.0 billion. NBCUniversal’s capital expenditures increased $385 million to $614 million. Sky's capital expenditures decreased 39.8% to $96 million.

For the nine months ended September 30, 2022, capital expenditures increased 14.9% to $7.1 billion. Cable Communications' capital expenditures increased 9.0% to $5.2 billion. NBCUniversal's capital expenditures increased $799 million to $1.4 billion. Sky's capital expenditures decreased 39.3% to $373 million.

Net Cash Provided by Operating Activities was $6.9 billion in the third quarter of 2022. Free Cash Flow was $3.4 billion.

For the nine months ended September 30, 2022, net cash provided by operating activities was $20.5 billion. Free cash flow was $11.3 billion.

Dividends and Share Repurchases. In September 2022, Comcast announced that its Board of Directors increased its share repurchase program authorization to a total of $20.0 billion, effective as of September 13, 2022, and that the authorization does not have an expiration date. As of September 30, 2022, Comcast had $19.5 billion available under its share repurchase authorization.

During the third quarter of 2022, Comcast paid dividends totaling $1.2 billion and repurchased 92.3 million of its common shares for $3.5 billion, resulting in a total return of capital to shareholders of $4.7 billion, compared to $2.7 billion in the prior year period.

For the nine months ended September 30, 2022, Comcast paid dividends totaling $3.6 billion and repurchased 225.7 million of its common shares for $9.5 billion, resulting in a total return of capital to shareholders of $13.1 billion, compared to $5.4 billion in 2021.

Cable Communications

($ in millions)
	3rd Quarter			Year to Date
	2022	2021	Change	2022	2021	Change
Cable Communications Revenue
Broadband	$6,135	$5,801	5.7%	$18,292	$17,118	6.9%
Video	5,255	5,499	(4.4%)	16,214	16,676	(2.8%)
Voice	745	851	(12.5%)	2,293	2,592	(11.5%)
Wireless	789	603	30.8%	2,188	1,672	30.9%
Business Services	2,436	2,227	9.4%	7,256	6,597	10.0%
Advertising	756	705	7.2%	2,174	2,002	8.6%
Other	423	427	(0.9%)	1,263	1,265	(0.2%)
Cable Communications Revenue	$16,539	$16,115	2.6%	$49,680	$47,922	3.7%

Cable Communications Adjusted EBITDA	$7,452	$7,069	5.4%	$22,172	$20,972	5.7%
Adjusted EBITDA Margin	45.1%	43.9%		44.6%	43.8%

Cable Communications Capital Expenditures	$2,021	$1,673	20.8%	$5,164	$4,739	9.0%
Percent of Cable Communications Revenue	12.2%	10.4%		10.4%	9.9%

Revenue for Cable Communications increased 2.6% to $16.5 billion in the third quarter of 2022, driven by increases in broadband, business services, wireless and advertising revenue, partially offset by decreases in video and voice revenue. Broadband revenue increased 5.7% due to an increase in average rates and an increase in the number of residential broadband customers compared to the prior year period. Business services revenue increased 9.4% due to an increase in average rates, an increase in the number of customers receiving our services and from a recent acquisition. Wireless revenue increased 30.8% due to an increase in the number of customer lines and an increase in device sales. Advertising revenue increased 7.2%, primarily driven by an increase in political advertising. Excluding political revenue, advertising revenue decreased by 5.8%, reflecting the previously announced transition of our Xumo streaming service from Cable Communications to a joint venture reported in Corporate and Other and lower local and national advertising revenue, partially offset by higher revenue from our advanced advertising businesses. Video revenue decreased 4.4%, reflecting a decrease in the number of residential video customers, partially offset by an increase in average rates. Voice revenue decreased 12.5%, primarily reflecting a decrease in the number of residential voice customers. Other revenue was consistent with the prior year period.

For the nine months ended September 30, 2022, Cable revenue increased 3.7% to $49.7 billion, driven by growth in broadband, business services, wireless and advertising revenue, partially offset by a decrease in video and voice revenue. Other revenue was consistent with 2021.

Total Customer Relationships decreased by 21,000 to 34.4 million in the third quarter of 2022. Residential customer relationships decreased by 26,000 and business customer relationships increased by 5,000. Total broadband customer net additions were 14,000, total video customer net losses were 561,000 and total voice customer net losses were 316,000. In addition, Cable Communications added 333,000 wireless lines in the quarter.

For the nine months ended September 30, 2022, total customer relationships increased by 145,000. Residential customer relationships increased by 121,000 and business customer relationships increased by 25,000. Total broadband customer net additions were 277,000, total video customer net losses were 1.6 million and total voice customer net losses were 884,000. In addition, Cable Communications added 968,000 wireless lines in the current period.

(in thousands)
			Net Additions / (Losses)
			3rd Quarter		Year to Date
	3Q22	3Q21	2022	2021	2022	2021
Customer Relationships
Residential Customer Relationships	31,849	31,576	(26)	237	121	884
Business Services Customer Relationships	2,514	2,473	5	18	25	46
Total Customer Relationships	34,363	34,048	(21)	255	145	930

Residential Customer Relationships Mix
One Product Residential Customers	15,463	13,959	340	481	1,133	1,551
Two Product Residential Customers	8,204	8,473	(77)	(89)	(202)	(261)
Three or More Product Residential Customers	8,182	9,144	(289)	(156)	(810)	(406)

Residential Broadband Customers	29,835	29,389	10	281	253	1,063
Business Services Broadband Customers	2,342	2,300	5	19	24	52
Total Broadband Customers	32,177	31,688	14	300	277	1,115

Residential Video Customers	15,973	17,844	(540)	(382)	(1,522)	(1,149)
Business Services Video Customers	609	705	(21)	(26)	(72)	(147)
Total Video Customers	16,582	18,549	(561)	(408)	(1,594)	(1,297)

Residential Voice Customers	8,190	9,245	(307)	(167)	(872)	(400)
Business Services Voice Customers	1,380	1,384	(9)	9	(11)	28
Total Voice Customers	9,570	10,630	(316)	(158)	(884)	(372)

Total Wireless Lines	4,948	3,668	333	285	968	842

Adjusted EBITDA for Cable Communications increased 5.4% to $7.5 billion in the third quarter of 2022, primarily reflecting higher revenue. Operating expenses were consistent with the prior year period. Programming expenses decreased 2.8%, primarily reflecting a decline in the number of video subscribers, partially offset by contractual rate increases. Non-programming expenses increased 2.5%, primarily reflecting higher other expenses and technical and product support expenses, partially offset by lower advertising, marketing and promotion expenses and franchise and regulatory fees. Adjusted EBITDA per customer relationship increased 4.0%, and Adjusted EBITDA margin was 45.1% compared to 43.9% in the prior year period.

For the nine months ended September 30, 2022, Adjusted EBITDA for Cable Communications increased 5.7% to $22.2 billion, reflecting higher revenue, partially offset by a 2.1% increase in operating expenses. Programming expenses decreased 1.8%, primarily reflecting a decline in the number of video subscribers, partially offset by contractual rate increases. Non-programming expenses increased 4.7%. For the nine months ended September 30, 2022, Adjusted EBITDA per customer relationship increased 3.5%, and Adjusted EBITDA margin was 44.6% compared to 43.8% in 2021.

Capital Expenditures for Cable Communications increased 20.8% to $2.0 billion in the third quarter of 2022, reflecting increased investment in line extensions, customer premise equipment, scalable infrastructure and support capital. Cable capital expenditures represented 12.2% of Cable revenue in the third quarter of 2022 compared to 10.4% in the prior year period.

For the nine months ended September 30, 2022, Cable capital expenditures increased 9.0% to $5.2 billion, reflecting increased investment in line extensions, scalable infrastructure, support capital and customer premise equipment. Cable capital expenditures represented 10.4% of Cable revenue compared to 9.9% in 2021.

NBCUniversal

($ in millions)
	3rd Quarter			Year to Date
	2022	2021	Change	2022	2021	Change
NBCUniversal Revenue
Media	$5,230	$6,770	(22.7%)	$17,427	$16,955	2.8%
Excluding Olympics and Super Bowl[5]	$5,230	$5,011	4.4%	$15,945	$15,195	4.9%
Studios	3,163	2,407	31.4%	8,885	7,027	26.4%
Theme Parks	2,064	1,449	42.4%	5,428	3,163	71.6%
Headquarters and other	22	28	(22.1%)	46	65	(30.1%)
Eliminations	(909)	(654)	(38.9%)	(2,474)	(2,230)	(10.9%)
NBCUniversal Revenue	$9,570	$10,001	(4.3%)	$29,311	$24,981	17.3%

NBCUniversal Adjusted EBITDA
Media	$583	$997	(41.5%)	$3,080	$3,847	(20.0%)
Studios	537	179	199.6%	783	833	(6.0%)
Theme Parks	819	434	88.6%	1,902	593	NM
Headquarters and other	(199)	(248)	19.8%	(528)	(643)	18.0%
Eliminations	(59)	(12)	NM	(98)	(238)	58.6%
NBCUniversal Adjusted EBITDA	$1,681	$1,349	24.6%	$5,138	$4,392	17.0%
NM=comparison not meaningful.

Revenue for NBCUniversal decreased 4.3% to $9.6 billion in the third quarter of 2022. The prior year period included an incremental $1.8 billion from the Tokyo Olympics included in the Media segment. Adjusted EBITDA increased 24.6% to $1.7 billion.

For the nine months ended September 30, 2022, NBCUniversal revenue increased 17.3% to $29.3 billion. The current year period included $1.5 billion of incremental revenue from the Beijing Olympics and the NFL's Super Bowl in the Media segment, while 2021 included $1.8 billion of incremental revenue from the Tokyo Olympics in the Media segment. Adjusted EBITDA increased 17.0% to $5.1 billion.

Media
Media revenue decreased 22.7% to $5.2 billion in the third quarter of 2022, due to lower advertising revenue and distribution revenue, reflecting the comparison to the Tokyo Olympics in the prior year period. Excluding $1.8 billion of incremental revenue from the Tokyo Olympics in the prior year period, Media revenue increased 4.4%. Advertising revenue decreased 35.1%, primarily due to the Tokyo Olympics in the prior year period, partially offset by an increase in Peacock advertising revenue. Distribution revenue decreased 13.7%, reflecting the Tokyo Olympics in the prior year period and a decline in subscribers at our networks, partially offset by an increase in subscribers at Peacock and contractual rate increases. Adjusted EBITDA decreased 41.5% to $583 million in the third quarter of 2022, reflecting lower revenue, which more than offset lower operating expenses. The decrease in operating expenses was primarily due to lower programming and production costs, reflecting lower sports programming costs associated with the Tokyo Olympics in the prior year period, partially offset by higher costs at Peacock. Media results include $506 million of revenue and an Adjusted EBITDA6 loss of $614 million related to Peacock, compared to $230 million of revenue and an Adjusted EBITDA6 loss of $520 million in the prior year period.

For the nine months ended September 30, 2022, revenue from the Media segment increased 2.8% to $17.4 billion, primarily due to higher distribution revenue. Excluding $1.5 billion of incremental revenue from the Beijing Olympics and the NFL's Super Bowl in the current year period and $1.8 billion of incremental revenue from the Tokyo Olympics in 2021, Media revenue increased 4.9%. Adjusted EBITDA decreased 20.0% to $3.1 billion, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was due to higher programming and production expenses, other operating and administrative expenses and advertising, marketing and promotion expenses. Media results include $1.4 billion of revenue and an Adjusted EBITDA6 loss of $1.5 billion related to Peacock, compared to $443 million of revenue and an Adjusted EBITDA6 loss of $1.2 billion in 2021.

Studios
Studios revenue increased 31.4% to $3.2 billion in the third quarter of 2022, primarily reflecting higher theatrical and content licensing revenue. Theatrical revenue increased $366 million to $673 million, primarily due to the successful performance of recent releases, Jurassic World: Dominion and Minions: The Rise of Gru. Content licensing revenue increased 16.8%, primarily due to the timing of when content was made available by our television and film studios under licensing agreements, including additional sales of content as production levels returned to normal. Adjusted EBITDA increased $358 million to $537 million in the third quarter of 2022, reflecting higher revenue, which more than offset higher operating expenses. The increase in operating expenses was driven by higher programming and production expenses, reflecting higher amortization of film and television production costs in the current year period.

For the nine months ended September 30, 2022, revenue from the Studios segment increased 26.4% to $8.9 billion, primarily reflecting higher content licensing revenue and theatrical revenue. Adjusted EBITDA decreased 6.0% to $783 million, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily driven by higher programming and production expenses.

Theme Parks
Theme Parks revenue increased 42.4% to $2.1 billion in the third quarter of 2022, reflecting increased attendance and guest spending at our parks in the U.S. and Japan compared to the prior year period, and an increase from the operations of Universal Beijing Resort, which opened in September 2021. Theme Parks Adjusted EBITDA increased 88.6% to $819 million in the third quarter of 2022, reflecting higher revenue, partially offset by higher operating expenses. The prior year period included pre-opening costs related to Universal Beijing Resort.

For the nine months ended September 30, 2022, revenue from the Theme Parks segment increased 71.6% to $5.4 billion, primarily reflecting improved operating conditions compared to 2021, when each of our theme parks in the U.S. and Japan was either operating at limited capacity or closed during certain periods as a result of COVID-19, as well as the operations of Universal Beijing Resort, which opened in September 2021. Adjusted EBITDA increased $1.3 billion to $1.9 billion, reflecting higher revenue, partially offset by higher operating expenses.

Headquarters and Other
NBCUniversal Headquarters and Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters and Other Adjusted EBITDA loss in the third quarter of 2022 was $199 million, compared to a loss of $248 million in the prior year period.

For the nine months ended September 30, 2022, Headquarters and Other Adjusted EBITDA loss was $528 million, compared to a loss of $643 million in 2021.

Eliminations
Amounts represent eliminations of transactions between our NBCUniversal segments, which are affected by the timing of recognition of content licenses between our Studios and Media segments. Revenue eliminations in the third quarter of 2022 were $909 million, compared to $654 million in the prior year period, and Adjusted EBITDA eliminations were a loss of $59 million, compared to a loss of $12 million in the prior year period.

For the nine months ended September 30, 2022, revenue eliminations were $2.5 billion, compared to $2.2 billion in 2021. Adjusted EBITDA eliminations were $98 million, compared to $238 million in 2021. The year-over-year change was primarily driven by the licensing of content by the Studios segment to Peacock in the Media segment.

Sky

($ in millions)
	3rd Quarter				Year to Date
	2022	2021	Change	Constant Currency Change[7]	2022	2021	Change	Constant Currency Change[7]
Sky Revenue
Direct-to-Consumer	$3,510	$4,127	(15.0%)	(0.4%)	$11,073	$12,415	(10.8%)	(1.1%)
Content	273	300	(9.1%)	6.4%	833	1,013	(17.8%)	(9.3%)
Advertising	471	561	(15.9%)	(1.6%)	1,623	1,777	(8.7%)	1.1%
Sky Revenue	$4,253	$4,988	(14.7%)	(0.2%)	$13,529	$15,205	(11.0%)	(1.4%)

Sky Operating Costs and Expenses	$3,553	$4,016	(11.5%)	3.5%	$11,344	$13,310	(14.8%)	(5.6%)

Sky Adjusted EBITDA	$701	$971	(27.9%)	(15.5%)	$2,185	$1,895	15.3%	28.7%
Adjusted EBITDA Margin	16.5%	19.5%			16.2%	12.5%

Revenue for Sky decreased 14.7% to $4.3 billion in the third quarter of 2022. Excluding the impact of currency, revenue was consistent with the prior year period. Direct-to-consumer revenue of $3.5 billion was consistent with the prior year period, reflecting increased revenue in the U.K., driven by higher broadband and mobile revenue, offset by decreased revenue in Italy and Germany. Advertising revenue decreased 1.6% to $471 million, reflecting lower revenue in Italy and consistent revenue in the U.K. and Germany. Content revenue increased 6.4% to $273 million, primarily due to the timing of licensing our content to other platforms.

For the nine months ended September 30, 2022, Sky revenue decreased 11.0% to $13.5 billion. Excluding the impact of currency, revenue decreased 1.4%, reflecting lower direct-to-consumer revenue and content revenue, partially offset by higher advertising revenue.

Total Customer Relationships increased by 320,000 to 23.0 million in the third quarter of 2022, driven by streaming customer net additions as a result of the timing of unique content and the early start of the football season. For the nine months ended September 30, 2022, total customer relationships decreased by 41,000.

(in thousands)
	Customers		Net Additions / (Losses)
			3rd Quarter		Year to Date
	3Q22	3Q21	2022	2021	2022	2021
Total Customer Relationships	22,986	22,966	320	(233)	(41)	(259)

Adjusted EBITDA for Sky decreased 27.9% to $701 million in the third quarter of 2022. Excluding the impact of currency, Adjusted EBITDA decreased 15.5% compared to the prior year period, driven by higher operating expenses. The increase in operating expenses primarily reflects higher sports programming costs due to the timing of sporting events, including a shift of certain football matches to the third quarter in advance of the 2022 FIFA World Cup, which will occur in the fourth quarter of 2022, as well as higher direct network costs driven by growth in our residential broadband and mobile businesses, partially offset by lower entertainment programming costs.

For the nine months ended September 30, 2022, Adjusted EBITDA for Sky increased 15.3% to $2.2 billion. Excluding the impact of currency, Adjusted EBITDA increased 28.7%.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations, Comcast Spectacor and our new smart TV initiatives, including Sky Glass and a joint venture with Charter Communications to develop and nationally offer a next generation streaming platform. Revenue in the third quarter of 2022 was $147 million compared to $65 million in the prior year period. Corporate and Other Adjusted EBITDA loss was $378 million compared to a loss of $335 million in the prior year period.

For the nine months ended September 30, 2022, Corporate and Other revenue was $549 million compared to $246 million in 2021. Corporate and Other Adjusted EBITDA loss was $944 million compared to a loss of $876 million in 2021.

Eliminations
Amounts represent eliminations of transactions between Cable Communications, NBCUniversal, Sky and other businesses. Eliminations of transactions between NBCUniversal segments are presented separately. Revenue eliminations in the third quarter of 2022 were $660 million compared to $871 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $26 million compared to a loss of $98 million in the prior year period. Prior year amounts reflect eliminations associated with the Tokyo Olympics.

For the nine months ended September 30, 2022, revenue eliminations were $2.2 billion compared to $2.3 billion in 2021, and Adjusted EBITDA eliminations were a loss of $93 million compared to a loss of $87 million in 2021.

Notes:

1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
7Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, October 27, 2022 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (929) 477-0338 with the passcode 876679. A replay of the call will be available starting at 11:30 a.m. ET on Thursday, October 27, 2022 on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on connectivity, aggregation, and streaming with 57 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$29,849	$30,298	$90,874	$86,049

Costs and expenses
Programming and production	8,949	10,395	28,406	28,570
Other operating and administrative	9,344	8,981	27,701	25,799
Advertising, marketing and promotion	2,066	1,995	6,324	5,462
Depreciation	2,150	2,177	6,525	6,407
Amortization	1,183	1,301	3,824	3,815
Goodwill and long-lived asset impairments	8,583	—	8,583	—
	32,274	24,848	81,363	70,053

Operating income (loss)	(2,425)	5,450	9,511	15,996

Interest expense	(960)	(1,050)	(2,922)	(3,161)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(242)	602	(523)	1,696
Realized and unrealized gains (losses) on equity securities, net	(2)	106	(207)	532
Other income (loss), net	(21)	59	(245)	146
	(266)	766	(975)	2,374

Income (loss) before income taxes	(3,652)	5,166	5,614	15,208

Income tax expense	(1,014)	(1,235)	(3,562)	(4,354)

Net income (loss)	(4,665)	3,931	2,052	10,854

Less: Net income (loss) attributable to noncontrolling interests	(68)	(104)	(295)	(249)

Net income (loss) attributable to Comcast Corporation	($4,598)	$4,035	$2,347	$11,102

Diluted earnings (loss) per common share attributable to Comcast Corporation shareholders	($1.05)	$0.86	$0.52	$2.38

Diluted weighted-average number of common shares	4,377	4,665	4,477	4,668

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended
(in millions)	September 30,
	2022	2021

OPERATING ACTIVITIES
Net income	$2,052	$10,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,349	10,222
Goodwill and long-lived asset impairments	8,583	—
Share-based compensation	989	1,019
Noncash interest expense (income), net	234	287
Net (gain) loss on investment activity and other	1,172	(1,953)
Deferred income taxes	(326)	2,087
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(574)	(720)
Film and television costs, net	(753)	(541)
Accounts payable and accrued expenses related to trade creditors	152	667
Other operating assets and liabilities	(1,347)	(465)

Net cash provided by operating activities	20,530	21,457

INVESTING ACTIVITIES
Capital expenditures	(7,062)	(6,146)
Cash paid for intangible assets	(2,152)	(2,006)
Construction of Universal Beijing Resort	(221)	(825)
Acquisitions, net of cash acquired	(1)	(167)
Proceeds from sales of businesses and investments	1,197	500
Purchases of investments	(2,089)	(122)
Other	170	359
Net cash provided by (used in) investing activities	(10,158)	(8,406)

FINANCING ACTIVITIES
Proceeds from borrowings	166	2,515
Repurchases and repayments of debt	(301)	(9,041)
Repurchases of common stock under repurchase program and employee plans	(9,813)	(2,617)
Dividends paid	(3,571)	(3,387)
Other	219	(416)

Net cash provided by (used in) financing activities	(13,299)	(12,946)

Impact of foreign currency on cash, cash equivalents and restricted cash	(122)	(15)

Increase (decrease) in cash, cash equivalents and restricted cash	(3,049)	90

Cash, cash equivalents and restricted cash, beginning of period	8,778	11,768

Cash, cash equivalents and restricted cash, end of period	$5,729	$11,858

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	September 30,	December 31,
	2022	2021
ASSETS

Current Assets
Cash and cash equivalents	$5,695	$8,711
Receivables, net	11,918	12,008
Other current assets	5,803	4,088
Total current assets	23,416	24,807

Film and television costs	12,685	12,806

Investments	7,318	8,082

Investment securing collateralized obligation	539	605

Property and equipment, net	53,555	54,047

Goodwill	56,414	70,189

Franchise rights	59,365	59,365

Other intangible assets, net	28,604	33,580

Other noncurrent assets, net	12,411	12,424

	$254,308	$275,905

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,241	$12,455
Accrued participations and residuals	1,725	1,822
Deferred revenue	2,757	3,040
Accrued expenses and other current liabilities	9,229	9,899
Current portion of long-term debt	2,047	2,132
Total current liabilities	27,999	29,348

Long-term debt, less current portion	90,404	92,718

Collateralized obligation	5,172	5,170

Deferred income taxes	29,102	30,041

Other noncurrent liabilities	20,288	20,620

Redeemable noncontrolling interests	409	519

Equity
Comcast Corporation shareholders' equity	80,296	96,092
Noncontrolling interests	637	1,398
Total equity	80,933	97,490

	$254,308	$275,905

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2022	2021	2022	2021
Net income (loss) attributable to Comcast Corporation	($4,598)	$4,035	$2,347	$11,102
Net income (loss) attributable to noncontrolling interests	(68)	(104)	(295)	(249)
Income tax expense	1,014	1,235	3,562	4,354
Interest expense	960	1,050	2,922	3,161
Investment and other (income) loss, net	266	(766)	975	(2,374)
Depreciation and amortization	3,333	3,477	10,349	10,222
Goodwill and long-lived asset impairments	8,583	—	8,583	—
Adjustments (1)	(9)	30	15	79
Adjusted EBITDA	$9,482	$8,957	$28,459	$26,297

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$6,947	$6,100	$20,530	$21,457
Capital expenditures	(2,791)	(2,142)	(7,062)	(6,146)
Cash paid for capitalized software and other intangible assets	(769)	(723)	(2,152)	(2,006)
Free Cash Flow	$3,387	$3,234	$11,316	$13,305

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2022	2021	2022	2021
Adjusted EBITDA	$9,482	$8,957	$28,459	$26,297
Capital expenditures	(2,791)	(2,142)	(7,062)	(6,146)
Cash paid for capitalized software and other intangible assets	(769)	(723)	(2,152)	(2,006)
Cash interest expense	(698)	(1,034)	(2,341)	(2,943)
Cash taxes	(1,181)	(368)	(4,022)	(2,201)
Changes in operating assets and liabilities	(1,021)	(1,949)	(2,736)	(1,057)
Noncash share-based compensation	314	308	989	1,019
Other (2)	51	186	182	342
Free Cash Flow	$3,387	$3,234	$11,316	$13,305

(1)
3rd quarter and year to date 2022 Adjusted EBITDA excludes ($9) million and $15 million of other operating and administrative expenses, respectively, related to our investment portfolio. 3rd quarter and year to date 2021 Adjusted EBITDA exclude $30 million and $79 million of other operating and administrative expenses, respectively, related to our investment portfolio and Sky transaction-related costs.

(2)
3rd quarter and year to date 2022 includes decreases of ($9) million and $15 million, respectively, of costs related to our investment portfolio as these amounts are excluded from Adjusted EBITDA. 3rd quarter and year to date 2021 includes decreases of $30 million and $79 million, respectively, of costs related to our investment portfolio and Sky transaction-related costs.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2022		2021		2022		2021
(in millions, except per share data)
	$	EPS(8)	$	EPS	$	EPS	$	EPS

Net income (loss) attributable to Comcast Corporation and diluted earnings (loss) per share attributable to Comcast Corporation shareholders	($4,598)	($1.05)	$4,035	$0.86	$2,347	$0.52	$11,102	$2.38
Change	NM	NM			(78.9%)	(78.2%)

Amortization of acquisition-related intangible assets (1)	413	0.09	491	0.11	1,354	0.30	1,440	0.31
Investments (2)	141	0.03	(486)	(0.10)	601	0.13	(1,608)	(0.34)
Items affecting period-over-period comparability:
Goodwill and long-lived asset impairments (3)	8,541	1.94	—	—	8,541	1.91	—	—
Income tax adjustments (4)	(286)	(0.07)	—	—	(286)	(0.06)	498	0.11
Loss on early redemption of debt (5)	—	—	—	—	—	—	59	0.01
Gains and losses related to businesses and investments (6)	9	0.00	—	—	69	0.02	—	—
Costs related to Sky transaction (7)	—	—	(1)	—	—	—	20	—

Adjusted Net income and Adjusted EPS	$4,220	$0.96	$4,038	$0.87	$12,626	$2.82	$11,511	$2.47
Change	4.5%	10.3%			9.7%	14.2%
NM=comparison not meaningful.
(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Amortization of acquisition-related intangible assets before income taxes	$517	$603	$1,677	$1,781
Amortization of acquisition-related intangible assets, net of tax	$413	$491	$1,354	$1,440
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Realized and unrealized (gains) losses on equity securities, net	$2	($106)	$207	($532)
Equity in net (income) losses of investees, net and other	183	(538)	589	(1,589)
Investments before income taxes	185	(644)	796	(2,121)
Investments, net of tax	$141	($486)	$601	($1,608)

(3)3rd quarter and year to date 2022 net income (loss) attributable to Comcast Corporation includes a loss of $8.6 billion related to goodwill and long-lived asset impairments in our Sky segment. The goodwill impairment was primarily not deductible for tax purposes.

(4)3rd quarter and year to date 2022 net income (loss) attributable to Comcast Corporation includes $286 million of income tax benefit related to state tax law changes. 3rd quarter and year to date 2021 net income attributable to Comcast Corporation includes $498 million of income tax expense adjustments related to UK tax law changes.

(5)3rd quarter and year to date 2021 net income (loss) attributable to Comcast Corporation includes $78 million of interest expense, $59 million net of tax, resulting from the early redemption of debt.

(6)3rd quarter and year to date 2022 net income (loss) attributable to Comcast Corporation include losses of $35 million and $96 million in other income, respectively, related to an impairment of an equity method investment, and include a gain of $(53) million in amortization expense, $(26) million net of tax, related to the sale of a business.

(7)3rd quarter and year to date 2021 net income (loss) attributable to Comcast Corporation includes ($1) million and $24 million of operating costs and expenses, $(1) million and $20 million net of tax, respectively, related to the Sky transaction.

(8)For 3rd quarter 2022 reported EPS does not include the effects of any potentially dilutive shares because their effect would be antidilutive as a result of the loss for the period. Adjusted Net Income is positive for the 3rd quarter 2022 and therefore Adjusted EPS is calculated using diluted weighted average shares of 4,392 million, which includes the effects of potentially dilutive shares.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2022	2021(1)	Change	2022	2021(1)	Change

Direct-to-Consumer	$3,510	$3,525	(0.4%)	$11,073	$11,197	(1.1%)
Content	273	256	6.4%	833	919	(9.3%)
Advertising	471	479	(1.6%)	1,623	1,605	1.1%
Revenue	$4,253	$4,260	(0.2%)	$13,529	$13,720	(1.4%)

Operating costs and expenses	$3,553	$3,431	3.5%	$11,344	$12,022	(5.6%)
Adjusted EBITDA	$701	$829	(15.5%)	$2,185	$1,698	28.7%

(1)2021 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

TABLE 7

Reconciliation of Media Revenue Excluding Olympics and 2022 Super Bowl (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2022	2021	Growth %	2022	2021	Growth %

Revenue	$5,230	$6,770	(22.7%)	$17,427	$16,955	2.8%

Olympics	—	1,759		963	1,759
2022 Super Bowl	—	—		519	—

Revenue excluding Olympics and 2022 Super Bowl	$5,230	$5,011	4.4%	$15,945	$15,195	4.9%